EXHIBIT 10.4

First Amendment to the
Graham Holdings Company Supplemental Executive Retirement Plan

WHEREAS, Graham Holdings Company (the “Company”) sponsors the Graham Holdings Company Supplemental Executive Retirement Plan, as amended and restated December 1, 2013 (the “Plan”) for the benefit of employees of the Company; and

WHEREAS, the Company has reserved the right to amend the Plan to include certain window benefits pursuant to Section 3(a)(v) and to adopt certain administrative amendments pursuant to Section 6(d); and

WHEREAS, the Company now wishes to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.
To reflect the change in the names of other plans referenced in the Plan, the following amendments are made, effective March 31, 2014.

(a)    The definition of “Retirement Plan” is replaced in its entirety as follows:

“Retirement Plan” means The Retirement Plan for Graham Holdings Company and such other tax qualified, defined benefit retirement plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.”
(b)    The definition of “Savings Plan” is replaced in its entirety as follows:

“Savings Plan” means The Savings Plan for Graham Holdings Company, Graham Media Group, Inc. Tax Deferred Savings Plan (known as The Post-Newsweek Stations, Inc. Tax Deferred Savings Plan, prior to July 28, 2014), The Savings Plan for GHC Divisions, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees, the Kaplan, Inc. Tax Deferred Savings Plan for Hourly Employees, and such other tax qualified 401(k) savings and profit-‑sharing plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.

2.
Section 3(a)(i) is amended by the addition of the following paragraph at the end thereof, effective April 1, 2014:

“Solely if Participant Andrew S. Rosen’s (“Mr. Rosen”) employment terminates prior to September 1, 2018, Mr. Rosen’s Supplemental Retirement Benefit (including any death benefits payable to Mr. Rosen’s Surviving Spouse) shall be calculated in accordance with this paragraph. If Mr. Rosen has a Termination of employment for any reason (including death or retirement) prior to September 1, 2018, the Unrestricted Benefit shall be computed as if Mr. Rosen had satisfied the Rule of 90 in Section 4.2(b) of the GHC Schedule of the Retirement Plan. However, the preceding sentence shall not impact the calculation of any component of Mr. Rosen’s Unrestricted Benefit other than the early retirement factor. Mr.

Rosen’s Supplemental Retirement Benefit determined pursuant to this paragraph shall be payable in accordance with Section 3(b) of the Plan but the enhancement under this paragraph shall not be effective for payments paid or accrued prior to September 1, 2018. Any benefits paid or accrued prior to September 1, 2018 shall be determined without regard to this paragraph.”

3.
Section 3(a) is amended by the addition of the following new paragraph (x) at the end thereof, effective June 25, 2014:

(x)    2014 VRIP.    In the case of Participants Ann L. McDaniel and Veronica Dillon, who also participated in the Voluntary Retirement Incentive Program in the Retirement Plan whose election period ended in August 2014 (the “2014 VRIP”), the Supplemental Retirement Benefit shall be determined based on the terms of the Retirement Plan, including the 2014 VRIP. Their Supplemental Retirement Benefit (other than the portion attributable to the Special Separation Payment (as defined in Exhibit G (Secure Retirement Account) to the Cash Balance Schedule of the Retirement Plan)), shall be paid in accordance with Section 3(b). Notwithstanding the third paragraph of Section 3(a)(i) (excluding Secure Retirement Account from calculation of Supplemental Retirement Benefit), the calculation of their Supplemental Retirement Benefit shall include the Special Separation Payment, and the benefit attributable thereto shall be paid in a single lump sum on the first day of the seventh month following termination of employment.
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IN WITNESS WHEREOF, the foregoing amendments to the Plan are hereby adopted, effective immediately, unless otherwise provided.
GRAHAM HOLDINGS COMPANY
By:     / s /  Hal S. Jones

Title:    Senior Vice President-Finance .
Chief Financial Officer .

Date:    December 16, 2014